                                                                   EXHIBIT 10.10

[date]


Re: Extension until [extension date] (the "New Expiration Date") of [number] options (the "Options") that were granted under the Innodata Corporation (the "Company") [plan year] Stock Option Plan on [date of grant] and that would otherwise expire [initial expiration date] (the "Initial Expiration Date").

Dear [name of option holder]:

The following memorializes the agreement the Company and you reached on [date of agreement].

1.       The term of the Options is extended to the New Expiration Date.

2. During the period beginning [date of agreement] and ending on the Lockup Expiration date (as defined below) you will not sell or otherwise dispose of any shares that you at any time acquired or will acquire on exercise of the Options, nor will you take any action, such as purchasing a put or a collar, that is designed to reduce your risk of holding these shares.

         The Lockup Expiration Date means:

               the 365th day after the Initial Expiration Date for Options that have an Initial Expiration Date in 2003, and the 180th day after the Initial Expiration Date for Options that have an Initial Expiration Date in 2004.

3. Shares issued on exercise of Options will be endorsed with a legend to reflect the foregoing.

Please sign below to acknowledge that the above letter correctly memorializes our agreement.

Sincerely,


Amy Agress
General Counsel and Corporate Secretary


Acknowledged and agreed to:


------------------------
[name of option holder]